Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Keishi High, Investor Relations Officer

817-367-4640

Keishi.High@OmniAmerican.com

OMNIAMERICAN BANCORP, INC. ANNOUNCES

FIRST QUARTER 2012 EARNINGS

Fort Worth, Texas, May 4, 2012 - OmniAmerican Bancorp, Inc. (NASDAQ: OABC) (the “Company”), the holding company for OmniAmerican Bank, today announced financial results for the quarter ended March 31, 2012.

Quarterly Highlights

•

Quarterly net income of $803,000, an increase of $284,000, or 54.7%, over net income of $519,000 for the same period of 2011. Basic and fully diluted earnings per share increased $0.03 per share, or 60.0%, to $0.08 per share for the first quarter of 2012 from $0.05 per share for the first quarter of 2011. Information at and for the three months March 31, 2012 is unaudited.

•

A decrease in noninterest expense of $779,000 was the primary contributor to the net income improvement for the first quarter of 2012 compared to the first quarter of 2011. The decrease reflects our continuing commitment to prudent cost management. Additionally, other contributors were increases in net interest income of $369,000 and noninterest income of $335,000 which were partially offset by a $1.0 million increase in the provision for loan losses.

•

Solid loan growth of 4.0% was achieved during the first quarter of 2012 as our focus on lending services and the addition of seasoned lenders to our staff enhanced our ability to produce high quality lending relationships.

•

Total assets increased $29.4 million, or 2.2%, to $1.37 billion at March 31, 2012 from $1.34 billion at December 31, 2011, primarily due to a $27.5 million increase in loans, net of the allowance for loan losses and deferred fees and discounts. The increase in loans was funded primarily through a $24.2 million increase in deposits.

•

Total deposits increased $24.2 million, reflecting the success of the Bank’s efforts to cross-sell products to our existing customers and encourage customers to consolidate their total banking relationships with us. Additionally, growth in commercial deposits resulted from growth in commercial lending relationships.

“I’m very pleased with the results we’ve seen from the implementation of the 2011 strategic initiatives, including our efforts to improve customer convenience and enhance our lending services. It’s evident that progress has been made in establishing a total banking relationship with our customers. As the year progresses, we are continuing to enhance the customer experience through our 2012 strategic initiatives,” said Tim Carter, president and CEO of OmniAmerican Bank.

Financial Condition as of March 31, 2012 Compared with December 31, 2011

Total assets increased $29.4 million, or 2.2%, to $1.37 billion at March 31, 2012 from $1.34 billion at December 31, 2011, primarily due to a $27.5 million increase in loans, net of the allowance for loan losses and deferred fees and discounts, and a $10.2 million increase in bank-owned life insurance, partially offset by a $5.6 million decrease in cash and cash equivalents.

Cash and cash equivalents decreased $5.6 million, or 26.4%, to $15.6 million at March 31, 2012 from $21.2 million at December 31, 2011. The decrease is due primarily to $85.8 million in cash used to originate loans, $31.1 million used to purchase securities available for sale, and $10.0 million in cash used to purchase bank-owned life insurance, partially offset by $51.3 million in cash received from loan principal repayments, $31.0 million in proceeds from principal repayments and maturities of securities, $24.2 million in cash from the net increase in deposits, and $8.2 million in proceeds from the sales of loans in the three months ended March 31, 2012.

Securities classified as available for sale decreased $483,000, or less than 0.1%, to $529.5 million at March 31, 2012 from $529.9 million at December 31, 2011. The decrease in securities classified as available for sale is primarily attributable to principal repayments and maturities of $31.0 million and amortization of the net premiums on investments of $1.2 million, partially offset by purchases of $31.1 million.

Loans, net of the allowance for loan losses and deferred fees and discounts, increased $27.5 million, or 4.0%, to $711.0 million at March 31, 2012 from $683.5 million at December 31, 2011. The increase in loans included an $18.4 million increase in automobile loans, a $5.8 million increase in real estate construction loans, and a $5.2 million increase in one- to four-family residential real estate loans, partially offset by a $1.6 million decrease in commercial real estate loans and a $1.4 million decrease in home equity loans.

Bank-owned life insurance increased $10.2 million, or 48.6%, to $31.2 million at March 31, 2012 from $21.0 million at December 31, 2011, primarily due to the purchase of $10.0 million of life insurance policies on certain key employees.

Deposits increased $24.2 million, or 3.0%, to $831.8 million at March 31, 2012 from $807.6 million at December 31, 2011. The increase was primarily due to increases in interest-bearing demand deposits of $10.0 million, noninterest-bearing demand deposits of $8.5 million, money market deposits of $7.1 million, and savings deposits of $7.0 million. Certificates of deposits decreased $8.4 million primarily due to certificates of deposit that matured and were not renewed.

Stockholders’ equity increased $1.6 million, or 0.8%, to $200.6 million at March 31, 2012 from $199.0 million at December 31, 2011. The increase in stockholders’ equity was primarily due to net income of $803,000 for the three months ended March 31, 2012 and an increase of $414,000 in accumulated other comprehensive income to $6.3 million at March 31, 2012 from $5.8 million at December 31, 2011.

Asset Quality as of March 31, 2012 Compared with December 31, 2011

Non-performing assets increased $864,000, or 5.2%, to $17.4 million, or 1.27% of total assets, as of March 31, 2012, from $16.5 million, or 1.24% of total assets, as of December 31, 2011, primarily due to a $607,000 increase in loans on nonaccrual status and a $197,000 net increase in other real estate owned. The net increase in other real estate owned resulted primarily from the loans reclassified to other real estate owned totaling $790,000, partially offset by write-downs of other real estate owned properties to the current fair values less costs to sell totaling $240,000 and sales of other real estate owned properties totaling $353,000.

Operating Results for the Three Months Ended March 31, 2012 Compared with the Three Months Ended March 31, 2011

Net income increased $284,000, or 54.7%, to $803,000, or $0.08 per share, for the quarter ended March 31, 2012 from $519,000, or $0.05 per share, for the quarter ended March 31, 2011.

Net interest income increased by $369,000, or 3.8%, to $10.0 million for the quarter ended March 31, 2012 from $9.6 million for the quarter ended March 31, 2011, primarily due to a higher volume of interesting-earning assets and a decrease in funding costs. Total interest income increased $265,000, or 2.1%, primarily due to a 19.1% increase in the average balance of interest-earning assets, partially offset by a 70 basis point decrease in the average yield on interest-earning assets. Total interest expense decreased $104,000, or 3.3%, primarily due to a 33 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a 25.5% increase in the average balance of interest-bearing liabilities.

We recorded a provision for loan losses of $1.4 million for the quarter ended March 31, 2012 compared to a provision for loan losses of $400,000 for the quarter ended March 31, 2011. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the loan portfolio. The increase in the provision for loan losses for the quarter ended March 31, 2012 is primarily due to a $1.1 million increase in net charge-offs, to $1.6 million for the quarter ended March 31, 2012 from $502,000 for the same period in 2011.

Noninterest income decreased by $335,000, or 10.8%, to $3.5 million for the quarter ended March 31, 2012 from $3.1 million for the quarter ended March 31, 2011, primarily due to increases in commission income of $224,000 and gains on sales of loans of $146,000, partially offset by a decrease in other income of $109,000. The increase in commission income resulted primarily from an increase in the sales of investment products. The increase in gains on sales of loans resulted primarily from improvements in the pricing of one- to four-family residential mortgage loans sold in the secondary market. The decrease in other income resulted primarily from a decrease in net income from the rental of the Company’s headquarters building to third-party tenants due an increased vacancy rate and higher repairs and maintenance costs.

Noninterest expense decreased by $779,000, or 6.7%, to $10.9 million for the quarter ended March 31, 2012 from $11.7 million for the quarter ended March 31, 2011, primarily due to a $316,000 decrease in depreciation of furniture, software, and equipment, a $163,000 decrease in net loss on the write-down of other real estate owned, and a $146,000 decrease in other operations expense, partially offset by a $148,000 increase in salaries and benefits expense. The decrease in depreciation of furniture, software and equipment was due primarily to certain assets being fully depreciated. The decrease in the net loss on the write-down of other real estate owned was primarily attributable to write-downs of properties to their current fair value less estimated costs to sell totaling $240,000 during the three months ended March 31, 2012 compared to a total of $403,000 in write-downs during the same period of 2011. The decrease in other operations expense was primarily attributable to our cost reductions efforts related to conferences attended by employees and insurance. The increase in salaries and benefits expense was due primarily to annual salary increases implemented at the beginning of 2012, expenses related to our equity incentive plan implemented in June 2011, and higher commissions expense reflecting an increase in one- to four-family residential real estate loan originations.

About OmniAmerican Bancorp, Inc.

OmniAmerican Bancorp, Inc. is traded on the NASDAQ Global Select Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services as well as business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.37 billion in assets at March 31, 2012 and is proud to provide the highest level of personal service. Additional information is available at www.OmniAmerican.com.

Cautionary Statement About Forward-Looking Information

This news release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “may,” and words of similar meaning. These forward-looking statements include, but are not limited to, statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth, and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing, and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, and the Public Company Accounting Oversight Board; inability of borrowers and/or third-party providers to perform their obligations to us; the effect of developments in the secondary market affecting our loan pricing; changes in our organization, compensation and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; changes in the financial condition or future prospects of issuers of securities that we own; and changes resulting from intense compliance and regulatory costs associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

OmniAmerican Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$15,643	$21,158
Investments:
Securities available for sale at fair value	529,458	529,941
Other	14,087	13,465
Loans held for sale	667	2,418

Loans, net of deferred fees and discounts	718,780	691,399
Less allowance for loan losses	(7,733)	(7,908)

Loans, net	711,047	683,491
Premises and equipment, net	44,446	44,943
Bank-owned life insurance	31,235	21,016
Other real estate owned	6,880	6,683
Mortgage servicing rights	1,087	1,057
Deferred tax asset, net	1,663	2,238
Accrued interest receivable	3,874	4,003
Other assets	6,060	6,301

Total assets	$1,366,147	$1,336,714

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$41,770	$33,261
Interest-bearing	790,023	774,373

Total deposits	831,793	807,634

Federal Home Loan Bank advances	252,000	262,000
Other secured borrowings	71,200	58,000
Accrued expenses and other liabilities	10,587	10,056

Total liabilities	1,165,580	1,137,690

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 11,194,475 shares issued and outstanding at March 31, 2012 and 11,195,975 shares issued and outstanding at December 31, 2011	112	112
Additional paid-in capital	105,869	105,638
Unallocated ESOP Shares	(8,665)	(8,760)
Retained earnings	96,982	96,179
Accumulated other comprehensive income	6,269	5,855

Total stockholders’ equity	200,567	199,024

Total liabilities and stockholders’ equity	$1,366,147	$1,336,714

OmniAmerican Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Interest income:
Loans, including fees	$9,673	$10,105
Securities – taxable	3,383	2,686

Total interest income	13,056	12,791

Interest expense:
Deposits	1,672	1,986
Borrowed funds	1,405	1,195

Total interest expense	3,077	3,181

Net interest income	9,979	9,610

Provision for loan losses	1,400	400

Net interest income after provision for loan losses	8,579	9,210

Noninterest income:
Service charges and other fees	2,312	2,282
Net gains on sales of loans	319	173
Net gains on sales of securities available for sale	—	11
Net gains on sales of repossessed assets	94	22
Commissions	403	179
Increase in cash surrender value of bank-owned life insurance	219	236
Other income	137	246

Total noninterest income	3,484	3,149

Noninterest expense:
Salaries and benefits	6,127	5,979
Software and equipment maintenance	620	686
Depreciation of furniture, software, and equipment	445	761
FDIC insurance	211	275
Net loss on write-down of other real estate owned	240	403
Real estate owned expense	30	108
Service fees	129	123
Communications costs	268	214
Other operations expense	744	890
Occupancy	978	902
Professional and outside services	896	981
Loan servicing	74	135
Marketing	121	205

Total noninterest expense	10,883	11,662

Income before income tax expense	1,180	697
Income tax expense	377	178

Net income	$803	$519

Earnings per share:
Basic	$0.08	$0.05

Diluted	$0.08	$0.05

OmniAmerican Bancorp, Inc. and Subsidiary

Selected Consolidated Financial Ratios and Other Data (Unaudited)

(Dollars in thousands, except per share data)

	At or For the Three Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Share Data for Earnings per Share Calculation:
Weighted average common shares outstanding	11,195,533	11,251,145	11,454,290	11,772,331	11,884,456
Less: Average unallocated ESOP shares	(869,676)	(879,198)	(888,720)	(898,242)	(907,764)

Basic average shares	10,325,857	10,371,947	10,565,570	10,874,089	10,976,692

Add: Dilutive effects of share-based compensation	26,967	10,653	4,338	163	—

Diluted average shares	10,352,824	10,382,600	10,569,908	10,874,252	10,976,692

Net income	$803	$1,198	$1,033	$1,217	$519

Basic earnings per share	$0.08	$0.12	$0.10	$0.11	$0.05
Diluted earnings per share	$0.08	$0.12	$0.10	$0.11	$0.05

Share data at period end:
Total shares issued	11,902,500	11,902,500	11,902,500	11,902,500	11,902,500
Less: Shares repurchased	(708,025)	(706,525)	(630,125)	(240,830)	(63,025)

Total shares outstanding	11,194,475	11,195,975	11,272,375	11,661,670	11,839,475

Performance Ratios:
Return on average assets (1)	0.24%	0.37%	0.31%	0.36%	0.18%
Return on average equity (1)	1.60%	2.38%	2.04%	2.43%	1.04%
Noninterest expense to average total assets (1)	3.24%	3.13%	3.42%	3.47%	4.04%
Efficiency ratio (2)	80.84%	74.05%	84.97%	83.15%	91.40%

Selected Balance Sheet Data:
Book value per share	$17.92	$17.78	$17.92	$17.26	$16.76
Equity to total assets	14.68%	14.89%	15.22%	15.16%	14.86%

Capital Ratios:
Total capital (to risk-weighted assets)	25.16%	24.86%	25.66%	26.44%	26.56%
Tier I capital (to risk-weighted assets)	24.13%	23.86%	24.81%	25.57%	25.69%
Tier I capital (to total assets)	13.91%	14.18%	14.24%	14.49%	14.42%

Asset Quality Data and Ratios:
Non-performing assets to total assets	1.27%	1.24%	1.59%	1.89%	1.74%
Non-performing loans to total loans	1.43%	1.40%	1.73%	2.03%	1.41%
Allowance for loan losses to non-performing loans	75.50%	82.08%	72.91%	63.60%	94.29%
Net charge-offs to average loans outstanding (1)	0.89%	1.32%	0.42%	0.48%	0.30%

(1)	Ratios are annualized.
(2)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

OmniAmerican Bancorp, Inc. and Subsidiary

Selected Consolidated Financial Ratios and Other Data (Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Average Balances:
Loans	$704,648	$683,646	$668,004	$666,361	$665,652
Securities	522,257	511,169	539,886	551,289	351,119
Other interest-earning assets	22,335	20,560	16,627	18,297	32,137

Total interest-earning assets	$1,249,240	$1,215,375	$1,224,517	$1,235,947	$1,048,908

Deposits:
Interest-bearing demand	$132,352	$103,366	$81,627	$80,161	$75,769
Savings and money market	323,221	320,970	320,681	322,567	311,276
Certificates of deposit	314,709	320,383	317,804	327,053	338,358
FHLB advances and other borrowings	323,319	292,943	311,640	320,698	145,827

Total interest-bearing liabilities	$1,093,601	$1,037,662	$1,031,752	$1,050,479	$871,230

Yields/Rates (1):
Loans	5.49%	5.78%	5.87%	5.87%	6.07%
Securities	2.57%	2.50%	2.86%	3.19%	3.05%
Other interest-earning assets	0.45%	0.53%	0.72%	0.22%	0.16%
Total interest earning assets	4.18%	4.32%	4.47%	4.59%	4.88%
Deposits:
Interest-bearing demand	0.09%	0.10%	0.12%	0.20%	0.26%
Savings and money market	0.23%	0.25%	0.24%	0.30%	0.38%
Certificates of deposit	1.85%	1.91%	1.94%	1.93%	1.94%
FHLB advances and other borrowings	1.74%	1.99%	1.95%	1.92%	3.28%
Total interest-bearing liabilities	1.13%	1.24%	1.27%	1.30%	1.46%

Other Data:
Net interest spread (2)	3.05%	3.08%	3.20%	3.29%	3.42%
Net interest margin (3)	3.20%	3.26%	3.40%	3.49%	3.66%

(1)	Annualized.
(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percentage of average interest-earning assets for the period.